SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 30, 2004

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced on August 2, 2004 that its Board of Directors has declared a dividend of $0.25 per depositary share payable on October 1, 2004 to holders of record as of September 10, 2004. This represents a $0.05, or a 25%, increase per depositary share over the previous quarterly dividend. An additional $0.28125 per depositary share will accumulate on October 1, 2004. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the ninth consecutive quarter that the Company has paid a dividend.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated August 2, 2004

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: August 3, 2004	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Increases Dividend
On Series A Convertible Exchangeable
Preferred Stock Payable Oct. 1

Colorado Springs, CO– August 2, 2004 -- Westmoreland Coal Company (AMEX:WLB) announced today that its Board of Directors has declared a dividend of $0.25 per depositary share payable on October 1, 2004 to holders of record as of September 10, 2004. This represents a $0.05, or a 25%, increase per depositary share over the previous quarterly dividend. An additional $0.28125 per depositary share will accumulate on October 1, 2004. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the ninth consecutive quarter that the Company has paid a dividend.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Northern Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota, and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plant. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600